Exhibit 5.1

Simpson Thacher & Bartlett LLP
600 TRAVIS STREET, SUITE 5400 HOUSTON, TX 77002-3009
TELEPHONE: +1-713-821-5650 FACSIMILE: +1-713-821-5602
Direct Dial Number (713) 821-5640	E-mail Address breen.haire@stblaw.com

March 6, 2017

Hewlett Packard Enterprise Company 3000 Hanover Street Palo Alto, CA 94304
Ladies and Gentlemen:
We have acted as counsel to Hewlett Packard Enterprise Company, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of 15,956 shares of the Company’s common stock, par value $0.01 per share that may be issued pursuant to the Niara, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Shares”).
We have examined the Registration Statement and the 2013 Plan, each of which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

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Simpson Thacher & Bartlett LLP Page 2
March 6, 2017	Hewlett Packard Enterprise Company
In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by the Company for issuance pursuant to the 2013 Plan and, upon their issuance and delivery in accordance with the 2013 Plan, will be validly issued, fully paid and nonassessable.
We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP